Exhibit 99.1
Magellan Petroleum Announces Additional Mereenie Gas Sales
HARTFORD, Conn., March 22, 2006 — Magellan Petroleum Corporation (Nasdaq: MPET) said that its 55-percent-held subsidiary, Magellan Petroleum Australia Limited, made the following release to the Australian Stock Exchange on March 22, 2006:
22 March 2006
Announcement to ASX
Additional Mereenie Gas Sales
Magellan Petroleum Australia Limited is pleased to announce that the Mereenie Producers, Magellan and Santos, have today entered into a Heads of Agreement with a subsidiary of the Northern Territory’s Power and Water Corporation on the principal terms for the sale of additional gas from the Mereenie oil and gas field.
The parties have agreed to do all things necessary to negotiate and enter into a full gas sales agreement which is consistent with the following principal terms, as soon as possible:
(a)	Power and Water Corporation has agreed to purchase a minimum additional quantity of 5.2 petajoules (“PJ”) of gas over the period from 1 March 2006 to 31 December 2008.

(b)	In addition to the minimum quantity of 5.2 PJ, and during the same period, Power and Water Corporation has agreed to purchase from the Mereenie Producers all of its additional gas requirements above that already contracted from the Mereenie and nearby Palm Valley gas fields.

(c)	Power and Water Corporation has also agreed to purchase from the Mereenie Producers all of its additional gas requirements for a two year period beyond 31 December 2008, if and to the extent that it is not taking its requirements from the Blacktip gas field.

As advised in the Supplementary Target’s Statement dated 3 January 2006, Power and Water Corporation has signed a heads of agreement with Eni Australia Limited to work exclusively together to conclude the necessary commercial terms to develop a gas sale agreement, for the supply of gas from the Blacktip field, to meet the Northern Territory’s long term gas requirements from 2009. However, that heads of agreement only contemplates exclusive negotiations, and therefore there is no certainty that a final, binding agreement will be concluded with Eni Australia Limited.

Deliveries of additional gas between 1 March 2006 and the execution of the full gas sales agreement will be governed by the terms of the Heads of Agreement (including as to price) but, until execution of the full gas sales agreement, there is no binding obligation to purchase or supply the quantities of gas nominated.
The Mereenie oil and gas field in which Magellan has a 35% interest is located approximately 250 kilometres west of Alice Springs in the Amadeus Basin of the Northern Territory. It is the only producing oil field in the Northern Territory and together with the nearby Palm Valley gas field currently provides gas to meet the whole of the Northern Territory’s domestic gas market. The Mereenie field is currently producing at around 900 barrels of oil and condensate and 40 million cubic feet of gas per day.
Forward Looking Statements
Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.
For further information, please contact Daniel Samela at (860) 293-2006.